                                                                    Exhibit 99.1


                  SOUTHERN MINERAL SEEKS BANKRUPTCY PROTECTION

Houston, Texas - Southern Mineral Corporation (SMIN.OB) announced that the Company filed a petition for Chapter 11 bankruptcy protection today in Federal Bankruptcy Court, Houston, Texas. The decision to seek protection was taken by the Company and certain subsidiaries because the Company now believes that a restructuring of its indebtedness cannot be completed without the protection and assistance of the bankruptcy court. Timing of the bankruptcy filing was imposed by several factors, including the possible acceleration of the Company's $16.1 million of indebtedness by its domestic bank creditors and the inability of the Company and its debenture holders to reach a satisfactory compromise regarding the consideration to be received in a restructuring. The lack of liquidity during the restructuring period has made the process of working through this problem significantly more difficult. The Company is continuing to discuss a solution to its capital needs with its lenders, its debenture holders and other potential investors. The Company expects to file a plan of reorganization with the bankruptcy court in the near future that is fair to both its creditors and shareholders.

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interests in oil and gas properties located along the Texas Gulf Coast Canada and Ecuador. The Company's principal assets include interests in the Big Escambia Creek field in Alabama and the Pine Creek field in Alberta, Canada. The Company's common stock is quoted on the OTC Bulletin Board under the trading symbol "SMIN.OB".

This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act. The projections and statements reflect the Company's current views with respect to future events and financial performance that involve risks and uncertainties including uncertainties related to successful negotiations with other parties, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in the Company's publicly available SEC reports. Actual results may differ materially from those projected.